Exhibit 10.65

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (the “Agreement”), effective as of April 4, 2006 (the “Date of Grant”), is made by and between Duke Energy Corporation (“Duke Energy”), a Delaware corporation, and James Turner (the “Employee”), an employee of Duke Energy Corporation or one of its directly or indirectly held majority or greater-owned subsidiaries or affiliates (collectively referred to herein as the “Company”).

1.	Contingent Award.

(a)	Grant of Retention Award. In consideration of Employee’s service for the Company, Duke Energy hereby grants to the Employee the opportunity to earn a retention award (the “Retention Award”) pursuant to the terms of this Agreement.

(b)	Vesting Schedule. Subject to earlier forfeiture as described below, the Retention Award shall become fully vested in its entirety if the Employee is continuously employed by the Company from the Date of Grant until the earliest to occur of the following dates (i) April 4, 2008, (ii) the date of the Employee’s death, (iii) the date on which the Company terminates the Employee’s employment other than for Cause, if such termination occurs during the two-year period following the occurrence of a Change in Control, (iv) the date on which the Employee voluntarily terminates employment for Good Reason, if such termination occurs during the two-year period following the occurrence of a Change in Control. Where used herein, the terms “Cause,” “Good Reason” and “Change in Control” shall have the meanings given to such terms in Section 9 hereof.

(c)	Forfeiture of Retention Award. The Employee shall forfeit his or her Retention Award in its entirety if he or she ceases to remain continuously employed by the Company until the date on which the Retention Award vests in accordance with Section 1(b) hereof. The Employee also shall forfeit his or her Retention Award if he or she (i) receives severance benefits under any agreement other than this Agreement as a result of termination of employment following the Date of Grant and prior to the applicable vesting date described in Section 1(b) hereof or (ii) does not timely execute any waiver of claims in accordance with the Company’s request as a condition to receiving payment for his or her Retention Award.

2.

Payment of Earned Retention Award. Except as otherwise provided herein, in the event that the Retention Award becomes fully vested in accordance with Section 1(b), the Employee shall be entitled to receive a lump sum cash payment equal to $900,000. Such payment shall be made as soon as administratively practicable following the date on which the Retention Award becomes vested.

The Company shall have the right to deduct from all payments made to the Employee pursuant to this Agreement such federal, state, local or other taxes as are, in the reasonable opinion of the Company, required to be withheld by the Company with respect to such payment.

3.	Transferability. The contingent rights set forth in this Agreement are not transferable otherwise than by will or the laws of descent and distribution.

4.	No Right to Continued Employment. Solely for purposes of this Agreement, Employee shall be deemed to be employed by the Company during all periods in which he or she is receiving benefits under any Company-sponsored short-term or long-term disability plan or program; provided, however, that nothing in this Agreement shall restrict the right of the Company to terminate the Employee’s employment at any time with or without cause.

5.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Duke Energy Corporation, its successors and assigns, and the Employee and the Employee’s beneficiaries, executors, administrators, heirs and successors.

6.	Miscellaneous. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. Except to the extent pre-empted by federal law, this Agreement and the Employee’s rights under it shall be construed and determined in accordance with the laws of the State of Delaware. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Compensation Committee of Duke Energy, or its delegate, shall have final authority to interpret and construe this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Employee and his or her legal representative in respect of any questions arising under this Agreement.

7.	Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties.

8.	Source of Payment. Any payments to Employee under this Agreement shall be paid from the Company’s general assets, and Employee shall have the status of a general unsecured creditor with respect to the Company’s obligations to make payments under this Agreement. Employee acknowledges that the Company shall have no obligation to set aside any assets to fund its obligations under this Agreement.

9.	Certain Definitions.

(a)	Cause. “Cause” shall mean (i) a material failure by the Employee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Employee’s position, (ii) the final conviction of the Employee of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Employee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Employee toward the customers or employees of the Company, (iv) a material breach by the Employee of the Duke Energy’s Code of Business Ethics, or (v) the failure of the Employee to cooperate fully with governmental investigations involving the Company; provided, however, that the Company shall not have reason to terminate the Employee’s employment for Cause pursuant to this Agreement unless the Employee receives written notice from the Company identifying the acts or omissions constituting Cause and gives the Employee a 30-day opportunity to cure, if such acts or omissions are capable of cure.

(b)

Good Reason. “Good Reason” shall mean the occurrence (without the Employee’s express written consent which specifically references this Agreement) of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected within 30 days following written notice given in respect thereof: (i) a reduction in the Employee’s annual base salary (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), (ii) a reduction in the Employee’s target annual bonus (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), or (iii) the assignment to the Employee of a job position with a total point value under the Hay Point Factor Job Evaluation System that is less than seventy percent (70%) of the total point value of the job position held by the Executive on the Date of Grant; provided, however, that in the event there is a claim by the Employee that there has been such an assignment and the Company disputes such claim, whether there has been such an assignment shall be conclusively determined by the HayGroup (or any successor thereto) or if such entity (or any successor) is no longer in existence or will not serve, a consulting firm mutually selected by the Company and the Employee or, if none, a consulting firm drawn by lot from two nationally recognized consulting firms that agree to serve and that are nominated by the Company and the Employee, respectively (such consulting firm, the “Consulting Firm”) under such procedures as the Consulting Firm shall in its sole discretion establish; provided further that such procedures shall afford both the Company and the Employee an opportunity to be heard;

and further provided, however, that the Company and the Employee shall use their best efforts to enable and cause the Consulting Firm to make such determination within thirty (30) days of the Employee’s claim of such an assignment. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(c)	Change in Control. “Change in Control” shall have the meaning given to such term in the Duke Energy Corporation 1998 Long-Term Incentive Plan, provided, however, that for purposes of clarity, no Change in Control shall be deemed to have occurred in connection with any transactions or events resulting from the separation of the Company’s gas and electric businesses or in connection with the transactions occurring pursuant to the Agreement and Plan of Merger dated as of May 8, 2005 by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., as it may be amended.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth herein.

EMPLOYEE		DUKE ENERGY CORPORATION

Signature:	\s\ James L. Turner	By:	\s\ Karen R. Feld